Exhibit 10.50

August 10, 2006

Mr. Joseph H. Mongrain
8522 Burkhart Rd.
Houston, TX  77055

Dear Mr. Mongrain,

Cameron International Corporation (the “Company”) considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a Change of Control1  may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to assure the Company of the continuation of your service and to reinforce and encourage the attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control. In particular the Board believes it important, should the Company or its shareholders receive a proposal for or notice of a Change of Control, or consider one itself, that you be able to assess and advise the Company whether such transaction would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such transaction as the Board might determine to be appropriate without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement (the “Agreement”), prepared pursuant to authority granted by the Board, sets forth the compensation and severance benefits which the Company agrees will be provided to you should your employment with the Company be terminated in connection with a Change of Control under the circumstances described below, as well as certain other benefits which will be made available to you should you be employed by the Company on the Effective Date of a Change of Control.

This Agreement shall remain in full force and effect for as long as you remain in your current position with the Company or any other position of equal or higher grade which has historically made its holder eligible for a Change of Control Agreement; provided, however, that this Agreement shall terminate and cease to be in full force and effect upon your giving notice of your intent to terminate your employment with the Company for any reason other than Good Reason, whether by retirement, early retirement, or otherwise. This Agreement supersedes any prior Agreement between you and the Company regarding the subject matter hereof.

1. Termination in Connection with a Change of Control.

(a) If there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason during the period between the Effective Date of a Change of Control and 2 years following the occurrence of the Change of Control (the “Effective Period”), and if such Effective Date occurs during the life of this Agreement, you shall be entitled to the following benefits, whether or not this Agreement has been cancelled prior to the time of your termination:

(i)	all benefits conferred upon you by the Severance Package, and

(ii) in addition, all benefits payable under the provisions either of the Company’s employee and executive Plans in which you are a participant immediately prior to the Effective Date, or of those plans in existence at the time of your Termination Date, whichever are more favorable to you, in accordance with the terms and conditions of such Plans or plans, such benefits to be paid under such Plans or plans and not under this Agreement.

(b)  Notwithstanding the above, you shall not be entitled to any such benefits if your termination results from your death or disability, unless your death or disability occurs (i) during the Effective Period and (ii), with respect to the benefits conferred by the Severance Package only, after either it has been decided that you will be terminated without Cause during the Effective Period, or you have given notice of termination for Good Reason during the Effective Period.

(c)  You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after any Termination Date.

2. Procedures for Termination.

(a)  If it is intended that your employment be terminated by you for Good Reason you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good Reason exists and, only if the stated basis therefore is capable of being cured, requesting a cure within 10 days. Failing such a cure, a “final separation” shall then occur, and if such stated basis is not capable of cure by the Company, “final separation” shall occur co-extensive with delivery of the notice. For purposes of this Agreement, a “Termination Date” shall be deemed to have occurred upon the date of such “final separation”.

(b) If it is intended that your employment be terminated by the Company without Cause, a “Termination Date” shall be deemed to have occurred upon the 30th day following the date of receipt of any notice so stating, or upon the date specified in the notice, whichever is later. If it is intended that your employment be terminated by the Company for Cause, if you contest such termination pursuant to any proceeding initiated pursuant to Section 6 hereof within 15 days of receipt of such notice, and it is ultimately determined that cause did not exist, then (anything else in the Agreement to the contrary notwithstanding) a “Termination Date” shall be deemed to have occurred upon the final resolution of such proceeding.

3. LTIP Benefit Acceleration. Immediately upon an applicable Termination Date, all contingent compensation rights issued to you under the LTIP Plan, which are then (i) held by you, a member of your Immediate Family, or a partnership or limited liability company whose partners or shareholders are you and members of your Immediate Family, and (ii) outstanding, shall become vested, exercisable, distributable and unrestricted (any contrary provision in the LTIP Plan notwithstanding) whether or not you continue to be employed by the Company. You shall have the right immediately upon any written request by you to the Company, to (i) exercise all or any portion of all your options covered (including, at your sole election, any associated Tandem SAR) by the LTIP Plan and to have the underlying Shares issued to you, (ii) have issued to you on a non-forfeitable basis any or all Shares covered by Restricted Stock Awards held by you under the LTIP Plan, (iii) have issued to you any or all Performance Shares and/or Performance Units held by you in the LTIP Plan, (iv) exercise all or any portion of any LTIP Plan Freestanding SAR held by you, and (v) obtain the full benefit of any other contingent compensation rights to which you may be entitled under the LTIP Plan, in each case as though all applicable Performance Targets had been met or achieved at maximum levels for all Performance Periods (including those extending beyond the Effective Date) and any and all other LTIP Plan contingencies had been satisfied in full at the date of the Change of Control and the maximum possible benefits thereunder had been earned at the date of the Change of Control.

4. Conditional Share Purchase Obligation.

(a) If a Change of Control occurs as a consequence of a tender offer or exchange offer (the “Tender Offer”), the Company shall, if requested by you, purchase from you (whether a Termination Date has occurred following the Change of Control) for cash on any business day selected by you upon not less than ten days’ notice to the Company, which day shall not be less than ten days following consummation of the Tender Offer nor more than three years after the Effective Date, up to that number of Shares which shall be equal to the product of (x) the number of Shares acquired by you upon exercise or distribution of any benefit under the Bonus Plan or LTIP Plan prior to consummation of the Tender Offer, multiplied by (y) the decimal equivalent of (I) the number of Shares accepted for purchase or exchange in the Tender Offer, divided by (II) the number of Shares timely and validly tendered pursuant to the Tender Offer. In the event the above obligation to purchase Shares occurs by reason of a cash tender offer or a combination cash tender offer and exchange offer, the cash price per share to be paid to you hereunder shall be equal to the highest price paid in cash pursuant to the Tender Offer. In the event such obligation occurs by reason of an exchange offer, the cash price per share to be paid to you hereunder shall be equal to the closing price, if traded on a stock exchange, or the average bid and asked prices, if traded in the over-the-counter market, of the security of the person so exchanged for the Shares (the “Exchange Security”) on the first day on which the Exchange Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker’s transaction had your Shares been tendered and accepted, multiplied by the number of Exchange Securities (or fraction thereof) issued in the Tender Offer for each Company Share; and

(b) If a Change of Control occurs pursuant to a Tender Offer and (i) a merger, consolidation, reorganization, sale, spin-off, or purchase of assets under which all remaining outstanding Shares will be converted into or become exchangeable for cash, or for securities (“Merger Security”) issued or to be issued by the Person who made the Tender Offer (or a subsidiary or affiliate of such Person) is thereafter proposed to the Company or its shareholders, and (ii) such merger, consolidation, reorganization or purchase of assets occurs less than three years after the Effective Date, and (iii) the amounts of cash into which each Share would be converted if the transaction is effected wholly for cash, or the Merger Security Value (as defined below) if such transaction is effected wholly for Merger Securities, or the sum of the cash and the Merger Security Value if the Transaction is effected partly for cash and partly for Merger Securities, as the case may be, is less than 95% of the per share price that would have been paid by the Company for such portion of your Shares had you exercised your option to require the Company to purchase such Shares under Section 4(a) above, the Company shall pay you (whether or not a Termination Date has occurred following a Change of Control), an amount in cash equal to the difference between the aggregate price you would have received from the number of Shares the Company would have been required to purchase from you had you exercised such option under Section 4(a) and the amount of cash and/or the Merger Security Value received for the same number of Shares in such merger, consolidation, reorganization or purchase of assets. Such cash payment shall be made to you on a business day selected by you upon no less than ten-calendar days’ notice to the Company or its Successor (as hereinafter defined). For purposes of this Section 4(b), “Merger Security Value” shall mean the closing price, if traded on a stock exchange, or the average bid and asked prices if traded in the over-the-counter market, of the Merger Security on the first day on which the Merger Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker’s transaction, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible. If no public market develops for the Merger Security within 30 days from the date of its issue, however, “Merger Security Value” shall mean the fair market value of such Merger Security (on a per unit basis in the written opinion of a nationally recognized investment banking firm acceptable to you) on the effective date of the merger, consolidation, reorganization or purchase of assets, as the case may be, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible.

5. Excise Tax.

(a) Any other provision of this Agreement to the contrary notwithstanding, if any payment in the nature of compensation to be paid or provided to you under this Agreement or otherwise is considered to be a “parachute payment” within the meaning of Section 280G(b) of the Code, the Company shall pay to you an additional amount (hereinafter referred to as the “Excise Tax Premium”). The Excise Tax Premium shall be equal to the excise tax determined under Code Section 4999 attributable to the total amount of payments received by you. The Excise Tax Premium shall also include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to you an additional amount (the “Additional Amount”) such that the net amount received by you, after paying any applicable Excise Tax Premium and any federal or state income, excise or other tax on such additional amount, shall be equal to the amount that you would have received if such Excise Tax Premium were not applicable. You shall be deemed to pay income taxes at all relevant times at the highest marginal rate of income taxation in effect in your taxing jurisdiction. The Additional Amount shall include any amount attributable to income, excise or other tax on the Additional Amount.

(b) Not later than 30 days following any payment in the nature of compensation described herein, the independent public accountants acting as auditors for the Company on the date of the transaction constituting the change of control within the meaning of Code Section 280G (or another accounting firm designated by you) shall determine whether the sum of the present value of any “parachute payments” payable under this Agreement or otherwise and the present value of any other “parachute payments” received by you upon or after any such change of control is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Additional Amount payable to you. The Excise Tax Premium and Additional Amount shall be paid to you as soon as practicable but in no event later than the time when the tax payment is due, including by way of withholding, and shall be net of any amounts required to be withheld for taxes.

(c) For purposes of this Section, “present value” means the value determined in accordance with the principles of Section 1274 (b) (2) of the Code under the rules provided in Treasury Regulations under Section 280G of the Code.

(d) To the extent Code Section 280G is amended prior to the termination of this Agreement, or is replaced by a successor statute, the provisions of this Section 5 shall be deemed modified without further action of the parties in a manner consistent with such amendments or successor statutes, as the case may be. In the event that Code Section 280G or any successor statute is repealed, this Section 5 shall cease to be effective on the effective date of such repeal. The parties recognize that Treasury Regulations under Code Sections 280G and 4999 may affect the amount that may be paid hereunder and agree that, upon the issuance of any such regulations, this Agreement may be modified as in good faith may be deemed necessary in light of the provisions of such regulations to achieve the purposes hereof, and that consent to such modifications shall not be unreasonably withheld.

6. Dispute Resolution.

(a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to choice of law principles.

(b) It is irrevocably agreed that if any dispute arises between us under this Agreement: (i) exclusive jurisdiction shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas, (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same, (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 11 hereof, and (v) prior to any trial on the merits, we will submit to court supervised, non-binding mediation.

(c) Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following: (i) that Cause existed at the time any notice was given to you under Section 2 (ii) that Good Reason did not exist at the time notice was given to the Company under Section 2; and (iii) that a Change of Control has not occurred.

7. Successors; Binding Agreement.

(a) In the event any Successor (as defined below) does not assume this Agreement by operation of law the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs as a matter of law) shall constitute Good Reason for termination by you of your employment and, upon delivery of a notice of termination by you to the Company, you shall be entitled to the benefits provided for herein. “Successor” shall mean any Person that succeeds to, or has the ability to control, the Company’s business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company’s Voting Securities or acquisition of all or substantially all of the assets of the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Fees and Expenses. The Company shall pay all legal fees and expenses incurred by you as a result of your seeking to interpret, obtain, assert or enforce any right or benefit conferred upon you by this Agreement to the extent you are the prevailing party.

9. Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

If to the Company: Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Chief Executive Officer

If to you:  Joseph H. Mongrain
8522 Burkhart Rd.
Houston, TX  77055

Either party may change, by the giving of notice in accordance with this Section 10, the address to which notices are thereafter to be sent.

10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Survival. All obligations undertaken and benefits conferred pursuant to this Agreement, shall survive any termination of your employment and continue until performed in full.

12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The internal laws of the State of Texas shall govern the validity, interpretation, construction and performance of this Agreement.

13. Duplicate Originals. This Agreement has been executed in duplicate originals, with one to be held by each of the parties hereto.

If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

Sincerely,

CAMERON INTERNATIONAL CORPORATION

BY: /s/ Sheldon R. Erikson
Sheldon R. Erikson
Chairman, President and
Chief Executive Officer

Agreed to as of the 10th day of August, 2006

/s/ Joseph H. Mongrain
Joseph H. Mongrain

1 Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein. Certain capitalized terms used in this Agreement in connection with the description of various Plans are defined in the respective Plans, but if any conflicts with a definition herein contained, the latter shall prevail.